Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-284741, 333-276461, and 333-275860) and Form S-3 (File No. 333-284714, 333-286449, and 333-282802) of our report dated March 28, 2025, relating to the financial statements of Conduit Pharmaceuticals Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

Morristown, NJ

March 28, 2025